FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-171508-03

_____________________________________________

From: Brocato, Russell
Sent: Thursday, May 10, 2012 1:41 PM
Subject: GSMS 2012-GCJ7 -- New Issue Announcement Public (external)

GSMS 2012-GCJ7 -- New Issue Announcement Public (external)

$1.46bn Fixed-Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co., Citigroup Global Markets Inc. and Jefferies & Company, Inc.

						UW NOI
Class	Mdy/DBRS/MSTR	Size($mm)	WAL(yr)	CE%	Cum LTV	Debt Yield
A1	Aaa(sf)/AAA(sf)/AAA	88.050	2.22	30.000	44.5%	16.7%
A2	Aaa(sf)/AAA(sf)/AAA	243.624	4.60	30.000	44.5%	16.7%
A3	Aaa(sf)/AAA(sf)/AAA	48.140	6.68	30.000	44.5%	16.7%
A4	Aaa(sf)/AAA(sf)/AAA	673.926	9.19	30.000	44.5%	16.7%
A-AB	Aaa(sf)/AAA(sf)/AAA	82.519	6.91	30.000	44.5%	16.7%
A-S	Aaa(sf)/AAA(sf)/AAA	172.468	9.85	19.375	51.3%	14.5%
B	Aa3(sf)/AA(sf)/AA+	93.336	9.93	13.625	54.9%	13.5%
C	A3(sf)/A(low)(sf)/A+	54.784	9.93	10.250	57.1%	13.0%
X-A	Aaa(sf)/AAA(sf)/AAA	1,308.727	N/A	N/A	N/A	N/A

Collateral Summary

Pool Balance:	$1,623.2mm
Number of Mortgage Loans:	79
Number of Mortgaged Properties:	175
Wtd Avg Mortgage Interest Rate:	5.7985%
Wtd Avg Rem Term to Maturity (mos):	104
Wtd Avg Rem Amort Term (mos):	332
Wtd Avg Cut-Off LTV:	64.4%
Wtd Avg DSCR:	1.50x
% of Mortgage Loans w/ Add'l Debt:	21.9%

Property Type: 25.8% Retail, 22.8% Office, 22.2% Industrial, 10.7% Multifamily, 7.5% Hospitality, 5.6% Mixed Use, 3.1% Self Storage, 2.2% Manufactured Housing, 0.1% Ground Leased Land

Top 5 States:  12.1% WA, 11.5% FL, 10.8% NY, 10.4% CA, 8.0% DC

Anticipated Timing

Global Investor Call:	Fri, May 11
Price Guidance:	early w/o May 14
Anticipated Pricing:	w/o May 14
Anticipated Closing:	Thurs, June 7

Global Investor Call Details

Date:	Fri, May 11
Time:	12:00 pm EDT
US Dial-in:	888-631-5926
Intl Dial-in:	913-312-0641
Passcode:	2639024

Termsheet

<<GSMS 2012-GCJ7 Term Sheet.pdf>>

Annex A

<<GSMS 2012-GCJ7 Annex A - RED.xlsx>>

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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